                                                                     EXHIBIT 5.1


                             [Form of Legal Opinion]



                                                , 1999

Anker Coal Group, Inc.
2708 Cranberry Square
Morgantown, West Virginia 26505

            Re:      Exchange Offer Registered on Form S-4

Ladies and Gentlemen:

            We have acted as special counsel to Anker Coal Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") with respect to the offer and sale of (a) up to $113,556,000 principal amount of the Company's 14.25% Series B Second Priority Senior Secured Notes due 2007 (PIK through April 1,
2000) (the "New Notes") and (b) guarantees of the New Notes (the "Guarantees") by the Company's existing and future wholly-owned subsidiaries, other than those subsidiaries that are inconsequential to the Company's business and financial condition, in each case to be offered pursuant to an indenture, dated as of October 1, 1999 (the "Indenture"), by and among the Company, the Guarantors (as defined therein) and The Bank of New York, as trustee. Up to $106,003,000 principal amount of New Notes will be issued in exchange (the "Exchange Offer") for a like principal amount of the Company's outstanding 14.25% Series A Second Priority Senior Secured Notes due 2007 (PIK through April 1, 2000) (the "Old Notes"), and up to $7,553,000 principal amount of additional New Notes will be issued in lieu of the April 1, 2000 cash interest payment on the New Notes.

            In so acting, we have examined originals or copies of the (1) the Registration Statement; (2) the Prospectus that is a part of the Registration Statement (the "Prospectus"); (3) the Indenture; and (4) the Registration Rights Agreement dated as of October 26, 1999 by and among the Company, the Guarantors and the Purchasers and Exchanging Noteholders (as defined therein).

Anker Coal Group, Inc.
                , 1999
Page 2

            We have also examined original, reproduced or certified copies of resolutions adopted by the Company's and the Guarantors' boards of directors and such other documents, corporate records, certificates of public officials, officers and representatives of the Company and other instruments as we have deemed necessary or appropriate to render the opinions set forth below, and have considered such questions of law as we have deemed necessary to enable us to render the opinions expressed below.

            In our examination of documents and records, we have assumed, without investigation, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as telecopied, certified, photostatic or reproduced copies and the authenticity of all such documents. We have also assumed, but not independently verified, that all documents executed by a party other than the Company or the Guarantors were duly and validly authorized, executed and delivered by such party, that such party has the requisite power and authority to execute, deliver and perform such agreements and other documents, and that such agreements and other documents are legal, valid and binding obligations of such party and enforceable against such party in accordance with their respective terms.

            This opinion is limited to the federal laws of the United States of America, the laws of the state of New York, and the general corporation law of the State of Delaware. In this regard, we note that many of the Guarantors are incorporated in West Virginia and one of the Guarantors is incorporated in Virginia. For purposes of our opinion herein, we have assumed that the laws of West Virginia and Virginia are each identical in all relevant respects to the general corporation law of Delaware. We express no opinion whatsoever as to the laws or regulations of any other jurisdiction or as to laws relating to choice of law or conflicts of law principles.

            Based upon the foregoing, subject to the assumptions, limitations and exceptions contained herein, and subject to the issuance by the Commission of an order declaring the Registration Statement effective, we are of the opinion that, when the New Notes and the Guarantees, in the forms filed as exhibits to the Indenture, have been duly executed and authenticated in accordance with the Indenture and have been duly issued and delivered in exchange for an equal principal amount of Old Notes pursuant to the terms of the Indenture and the Exchange Offer or in payment of the April 1, 2000 interest payment on the New Notes, the New Notes and the Guarantees will (x) be the legal and binding obligations of the Company and the Guarantors enforceable against the Company and the Guarantors, as the case may be, in accordance with their terms except as (a) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally, and (b) rights of acceleration, if applicable, and the availability of equitable remedies may be limited by equitable principles of general applicability, as well as concepts of materiality, reasonableness, good faith and fair dealing, and (y) be entitled to the benefits of the Indenture.

Anker Coal Group, Inc.
                , 1999
Page 3

            The information set forth herein is as of the date hereof. We assume no obligation to advise you of changes which may hereafter be brought to our attention. Our opinions are based on statutory and judicial decisions in effect at the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy or decision which may be enacted, determined or adopted after the date hereof, nor assume any responsibility to advise you of future changes in our opinions.

            This opinion is furnished by us, as special counsel to the Company, to you and is for your benefit in connection with the Exchange Offer. We hereby consent to the use of this opinion as an exhibit to the Registration Statement. We also consent to any and all references to our firm under the caption "Legal Matters" in the Prospectus.

                                     Very truly yours,

                                     WILMER, CUTLER & PICKERING



                                     By:
                                         -------------------------------
                                         Meredith B. Cross, a partner